Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FISCAL 2020 THIRD QUARTER RESULTS

COVID-19 Pandemic Restrictions Challenged Third Quarter Onsite Training and Coaching Delivery

Subscription Business Continues to Increase, Remains Strong and Durable with Deep Strategic and Operational Roots as Clients Increasingly Turn to Digital Delivery Systems, Including the All Access Pass and the Leader in Me Subscriptions

Company Continues to Build Momentum, Adds 25 Client Partners Bringing Total to 252 at
May 31, 2020

Cash Flows From Operating Activities Remains Strong at $18.7 Million for the Three Quarters Ended May 31, 2020

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its third quarter of fiscal 2020, which ended on May 31, 2020.

Introduction

The Company’s third quarter results were significantly impacted by the spread of the COVID-19 pandemic and the resulting closure of offices and educational institutions throughout the United States and in the countries where the Company operates direct offices and contracts with licensee partners to deliver its offerings.  The Company closed its corporate offices and restricted travel to protect the health and safety of its associates and clients in an effort to slow the spread of the pandemic.  The Company’s international direct offices followed the same pattern of closures and restrictions.  These actions, and similar steps taken by the Company’s clients, resulted in a significant decline in sales during the third quarter as previously scheduled onsite training, coaching days, and facilitated presentations were postponed or canceled.  During the widespread closure of offices, schools, and other gathering places, the Company accelerated its connection and engagement with clients through the use of its digital delivery systems, including the All Access Pass (AAP) in the Enterprise Division and the Leader in Me subscription service in the Education Division.

Bob Whitman, Chairman and Chief Executive Officer, commented, “In a highly challenging economic environment, caused by the COVID-19 pandemic, our content and offerings continue to resonate with clients.  There are four key takeaways from this quarter I would like to emphasize.  First, the decline in revenue and Adjusted EBITDA was almost entirely due to the need to reschedule onsite programs, coaching, and consulting days due to worldwide stay-at-home restrictions.  Second, our subscription business has been strong and durable, even in the middle of the COVID-19 pandemic.  Subscription revenue has grown rapidly and driven our accelerated growth in Adjusted EBITDA and cash flow over the years, and continues to be durable even in the middle of a pandemic.  Third, the strength and durability of our subscription business has deep strategic and operational roots, which have proved valuable to our clients during the current business and educational environment.  Fourth, that we expect to emerge from this period of uncertainty and resume our aggressive march forward to be a company with strong growth in revenue, Adjusted EBITDA, and cash flow.”

Whitman continued, “While we know that the future is clouded by the COVID-19 pandemic and will present additional financial challenges, we believe our ongoing investments in offerings and electronic delivery capabilities uniquely position us to grow in the future.  We believe now is the time to build on Franklin Covey’s strengths and distinct capabilities to help our clients solve problems and achieve greatness at both the individual and organizational level.  We are continuing to invest in our biggest opportunities, including new and relevant content, and improved digital delivery of content to our clients.  We believe these unique offerings and capabilities will enable Franklin Covey to resume the strong growth and momentum that had been steadily building before the COVID-19 pandemic so tragically impacted lives and crippled national economies.”

Financial Overview

The following is a summary of key financial results for the quarter ended May 31, 2020:

◾
Net Sales:  Consolidated sales for the third quarter of fiscal 2020 were $37.5 million, compared with sales of $56.0 million in the third quarter of the prior year.  All of the Company’s business units were adversely impacted by the closure of offices, schools, and other gathering places in the United States and in other countries throughout the world as governments, organizations, and individuals sought to slow the spread of COVID-19.  The inability to deliver previously scheduled training, coaching days, and consulting resulted in reduced sales for both the Enterprise and Education Divisions.  Enterprise Division sales for the third quarter of fiscal 2020 were $27.5 million compared with $43.4 million in the third quarter of fiscal 2020.  Sales declined through both direct office and licensee operations.  Education Division sales were $8.2 million in the third quarter of fiscal 2020, compared with $11.1 million in the third quarter of fiscal 2019, and decreased primarily due to reduced material sales and decreased coaching days delivered as educators transitioned to virtual classrooms and remote teaching.  However, a significant number of the previously postponed or canceled training, coaching, and consulting days have been rescheduled and are now being delivered live on-line.

◾
Deferred Subscription Revenue and Unbilled Deferred Revenue:  For the quarter ended May 31, 2020, the Company’s reported subscription revenue increased $3.4 million, or 18% compared with the third quarter of fiscal 2019.  At May 31, 2020, the Company had $43.9 million of deferred subscription revenue on its balance sheet, a 10%, or $4.0 million, increase compared with deferred subscription revenue on the balance sheet at May 31, 2019.  At May 31, 2020, the Company also had $33.4 million of unbilled deferred revenue, a 41%, or $9.7 million, increase compared with $23.7 million of unbilled deferred revenue at May 31, 2019.  Unbilled deferred revenue represents business that is contracted but unbilled, and excluded from the Company’s balance sheet.

◾
Gross profit:  Third quarter 2020 gross profit was $26.8 million compared with $39.7 million in fiscal 2019 and declined due to decreased sales compared with the prior year.  The Company’s gross margin for the quarter ended May 31, 2020 improved 146 basis points to 72.3% of sales compared with 70.8% in the third quarter of the prior year, reflecting increased subscription revenues in the overall mix of sales.

◾
Operating Expenses:  The Company’s operating expenses for the quarter ended May 31, 2020 decreased $14.6 million compared with the prior year, which was primarily due to decreased selling, general, and administrative (SG&A) expenses and reduced stock-based compensation expense.  Decreased SG&A expense was primarily related to decreased variable compensation such as commissions, bonuses, and incentives; decreased travel and entertainment; decreased contingent consideration liability expense; and cost savings from various other areas of the Company’s operations.  The Company reevaluates its stock-based compensation instruments at each reporting date.  Due to the adverse impact of COVID-19 and uncertainties related to the expected recovery, the Company determined that certain tranches of previously granted performance awards would not vest prior to their expiration.  The Company reversed the previously recognized stock-based compensation expense for these tranches, which resulted in a net credit to stock-based compensation of $5.1 million in the third quarter of fiscal 2020.  Partially offsetting these decreased costs were additional sales personnel that have been hired over previous quarters.  At May 31, 2020, the Company had 252 client partners compared with 227 client partners at May 31, 2019.

◾
Operating Loss:  The Company reported a loss from operations for the third quarter of fiscal 2020, but its loss improved to $(0.1) million compared with $(1.9) million in the third quarter of fiscal 2019.

◾
Adjusted EBITDA:  Adjusted EBITDA for the third quarter was a loss of $(3.6) million compared with earnings of $3.1 million in the third quarter of the prior year, reflecting the significant decrease in sales resulting from the COVID-19 pandemic.

◾
Income Taxes:  The Company’s income tax provision for the quarter ended May 31, 2020 was $10.2 million on a pre-tax loss of $0.7 million, compared with an income tax benefit of $0.4 million on a pre-tax loss of $2.4 million in the third quarter of fiscal 2019.  The significant increase in income tax expense for the third quarter of fiscal 2020 was primarily due to a $10.2 million increase in the valuation allowance on the Company’s deferred tax assets.  Because of cumulative pre-tax losses over the past three fiscal years, combined with the expected continued disruptions and negative impact to the Company’s business resulting from uncertainties related to the recovery from the pandemic, the Company determined that it is more-likely-than-not that insufficient taxable income will be available to realize all of the deferred tax assets, primarily foreign tax credit carryforwards and a portion of its net operating loss carryforwards, before they expire.

◾
Net Loss:  The Company reported a net loss of $(11.0) million, or $(.79) per share, for the third quarter of fiscal 2020, compared with a net loss of $(2.0) million, or ($0.14) per share, in the third quarter of fiscal 2019, reflecting the above-noted factors.

◾
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $37.0 million of cash at May 31, 2020, compared with $27.7 million at August 31, 2019.  Cash flows from operating activities for the first three quarters of fiscal 2020 increased to $18.7 million, compared with $18.6 million in the first three quarters of fiscal 2019, despite the challenging economic environment in the third quarter of fiscal 2020.

Fiscal 2020 Year-to-Date Financial Results

After a strong start in the first half of fiscal 2020, which saw consolidated sales increase 8% over the first two quarters of fiscal 2019, the Company’s year-to-date results through May 31, 2020 were negatively affected by the impact of the COVID-19 pandemic on third quarter results.  Consolidated sales for the three quarters ended May 31, 2020 were $149.5 million compared with $160.2 million in the first three quarters of fiscal 2019.  Enterprise Division sales decreased 9% to $114.0 million, compared with $124.9 million for the first three quarters of the prior year, and were adversely impacted by reduced onsite, facilitator, and international licensee royalty revenues as offices and workplaces were closed and international economies were essentially shut down during the third quarter.  Education Division revenues decreased 3% to $30.2 million compared with $31.1 million in the first three quarters of fiscal 2019, which was primarily due to decreased training material sales and coaching days as many schools were closed and educators transitioned to a virtual learning environment.  Consolidated gross profit for the first three quarters of fiscal 2020 was $107.5 million compared with $111.8 million in the corresponding period of fiscal 2019.  Gross margin for the first three quarters of fiscal 2020 improved 214 basis points to 71.9% of sales compared with 69.8% in the first three quarters of the prior year, reflecting the favorable impact of increased subscription revenues in the mix of total sales.

Operating expenses for the first three quarters of fiscal 2020 decreased $9.7 million compared with the first three quarters of fiscal 2019, primarily due to decreased SG&A expenses and decreased stock-based compensation expense.  Decreased SG&A expense was primarily due to decreased variable compensation costs including commissions, bonuses, and incentives from reduced sales; decreased travel and marketing expense; and cost savings in various areas of the Company’s operations.  Stock-based compensation expense decreased $4.5 million due to the reevaluation of stock-based compensation awards in the third quarter of fiscal 2020 as previously described.  The Company’s loss from operations through May 31, 2020 improved to $(0.7) million compared with $(6.1) million through May 31, 2019.  Adjusted EBITDA for the three quarters ended May 31, 2020 was $5.4 million compared with $7.2 million for the first three quarters of fiscal 2019, reflecting the impact of the COVID-19 pandemic on the Company’s third quarter results of operations.  In constant currency, the Company’s Adjusted EBITDA was $5.8 million for the first three quarters of fiscal 2020.  Including the impact of a significantly increased tax provision resulting primarily from the addition of valuation allowances on deferred tax assets, the Company reported a net loss of $(10.4) million, or $(0.75) per share, for the first three quarters of fiscal 2020, compared with a $(6.9) million loss, or $(.49) per share, in the first three quarters of fiscal 2019.

Fiscal 2020 Outlook

Despite the Company’s strong results for the first half of fiscal 2020, the Company previously withdrew its guidance and assumptions for fiscal 2020 due to the adverse impacts of the COVID-19 pandemic and the ongoing uncertainties related to business, governmental, and educational institution disruptions.  The Company remains confident, however, that once national and local economies begin to return to normalcy, the same factors that have driven Franklin Covey’s growth trajectory across recent years, will help the Company begin to resume accelerated growth.

Earnings Conference Call

On Thursday, July 9, 2020, at 5:00 p.m. Eastern daylight time (3:00 p.m. Mountain daylight time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 31, 2020.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 49798214.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/hcveacsw.  The webcast will remain accessible through July 16, 2020 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.

The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, a related GAAP financial measure.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100, Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact:	Media Contact:
Franklin Covey	Franklin Covey
Steve Young	Debra Lund
801-817-1776	801-817-6440
investor.relations@franklincovey.com	Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2020	2019	2020	2019

Net sales	$37,105	$56,006	$149,463	$160,191

Cost of sales	10,284	16,342	41,946	48,379
Gross profit	26,821	39,664	107,517	111,812

Selling, general, and administrative	29,254	37,662	101,231	106,242
Stock-based compensation	(5,104)	1,051	(1,460)	3,040
Depreciation	1,652	1,556	4,925	4,806
Amortization	1,164	1,259	3,504	3,797
Loss from operations	(145)	(1,864)	(683)	(6,073)

Interest expense, net	(603)	(554)	(1,747)	(1,529)
Loss before income taxes	(748)	(2,418)	(2,430)	(7,602)

Income tax benefit (provision)	(10,220)	394	(7,985)	704
Net loss	$(10,968)	$(2,024)	$(10,415)	$(6,898)

Net loss per common share:
Basic and diluted	$(0.79)	$(0.14)	$(0.75)	$(0.49)

Weighted average common shares:
Basic and diluted	13,869	13,963	13,897	13,939

Other data:
Adjusted EBITDA(1)	$(3,642)	$3,071	$5,375	$7,203

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2020	2019	2020	2019
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(10,968)	$(2,024)	$(10,415)	$(6,898)
Adjustments:
Interest expense, net	603	554	1,747	1,529
Income tax provision (benefit)	10,220	(394)	7,985	(704)
Amortization	1,164	1,259	3,504	3,797
Depreciation	1,652	1,556	4,925	4,806
Stock-based compensation	(5,104)	1,051	(1,460)	3,040
Increase (decrease) in the fair value of contingent
consideration liabilities	(276)	1,069	(367)	1,145
Gain from insurance settlement	(933)	-	(933)	-
Knowledge Capital wind-down costs	-	-	389	-
Licensee transition costs	-	-	-	488

Adjusted EBITDA	$(3,642)	$3,071	$5,375	$7,203

Adjusted EBITDA margin	-9.8%	5.5%	3.6%	4.5%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2020	2019	2020	2019
Sales by Division/Segment:
Enterprise Division:
Direct offices	$26,760	$40,387	$106,844	$115,271
International licensees	708	3,014	7,120	9,598
	27,468	43,401	113,964	124,869
Education Division	8,216	11,088	30,190	31,132
Corporate and other	1,421	1,517	5,309	4,190

Consolidated	$37,105	$56,006	$149,463	$160,191

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$21,108	$29,836	$81,221	$84,200
International licensees	339	2,432	5,696	7,515
	21,447	32,268	86,917	91,715
Education Division	4,711	6,846	17,828	18,668
Corporate and other	663	550	2,772	1,429

Consolidated	$26,821	$39,664	$107,517	$111,812

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$352	$4,520	$10,796	$10,703
International licensees	(724)	1,281	2,696	4,127
	(372)	5,801	13,492	14,830
Education Division	(1,536)	(181)	(3,707)	(1,355)
Corporate and other	(1,734)	(2,549)	(4,410)	(6,272)

Consolidated	$(3,642)	$3,071	$5,375	$7,203

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$37,006	$27,699
Accounts receivable, less allowance for
doubtful accounts of $3,873 and $4,242	38,612	73,227
Inventories	3,106	3,481
Prepaid expenses and other current assets	13,295	14,933
Total current assets	92,019	119,340

Property and equipment, net	16,894	18,579
Intangible assets, net	44,189	47,690
Goodwill	24,220	24,220
Deferred income tax assets	1,388	5,045
Other long-term assets	14,894	10,039
	$193,604	$224,913

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$5,000	$5,000
Current portion of financing obligation	2,532	2,335
Accounts payable	3,922	9,668
Deferred subscription revenue	42,794	56,250
Other deferred revenue	7,915	5,972
Accrued liabilities	18,212	24,319
Total current liabilities	80,375	103,544

Line of credit	14,870	-
Term notes payable, less current portion	16,250	15,000
Financing obligation, less current portion	14,726	16,648
Other liabilities	6,061	7,527
Deferred income tax liabilities	4,274	180
Total liabilities	136,556	142,899

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	211,067	215,964
Retained earnings	48,988	59,403
Accumulated other comprehensive income	231	269
Treasury stock at cost, 13,198 and 13,087 shares	(204,591)	(194,975)
Total shareholders' equity	57,048	82,014
	$193,604	$224,913